HSBC

CONFIDENTIAL

14 February 2022

Environmental Solutions (Asia) Pte Ltd
(Entity No. 199902448E)
101 Tuas South Avenue 2
Singapore 637226

Attention: Mr Quek Leng Chuang
Director

(hereinafter referred to as "**you**" or the "**Borrower**")

Dear Sirs

BANKING FACILITY UNDER THE ENTERPRISE FINANCING SCHEME – TEMPORARY BRIDGING LOAN

We, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**"), refer to the facility letter dated 5 May 2020 (as the same may be revised, amended and/or supplemented from time to time) (the "**Facility Letter**") in respect of the term loan facility specified therein (the "**Facility**") made available to **Environmental Solutions (Asia) Pte Ltd**, and wish to advise the following revisions to the terms and conditions as set out in this supplemental facility letter (the "**Supplemental Facility Letter**").

All terms and expressions defined in the Facility Letter shall bear the same meaning in this Supplemental Facility Letter, unless otherwise stated.

1. Revision to Termination Date

With effect from the date of acceptance of this Supplemental Facility Letter, Clause 3 of the Facility Letter shall be deleted in its entirety and replaced with the following:-

"3. Termination Date

Without prejudice to the Bank's rights under any other provision of this Facility Letter to require payment of, inter alia, the Loans (as defined below) and all other amounts owing under the Loans, this Facility shall be repaid no later than seventy-two (72) months from the date of first utilisation of the Facility or such other date as the Bank may in its sole discretion approve in writing (the "**Termination Date**")."

2. Revision to Repayment

With effect from the date of acceptance of this Supplemental Facility Letter, Clause 10.1(b) of the Facility Letter shall be deleted in its entirety and replaced with the following:-

"(b) upon the expiry of the Principal Deferment Period, the principal amount outstanding under the Facility shall be repaid in 60 monthly instalments, together with the monthly interest (each a "**Monthly Principal and Interest Payment**")."

3. Breach of Undertakings

3.1 The Bank noted the occurrences of a breach of the undertakings contained in Clauses 14(n) and 14(o) of the Facility Letter.

3.2 For the avoidance of doubt, the above-mentioned breaches have not been waived by the Bank and this Supplemental Facility Letter is being issued to you without prejudice to any of our rights under the Facility Letter.

3.3 Please note that all the Bank's rights are reserved in respect of the above-mentioned breach, and any delay in exercising any rights shall not impair any rights or privileges of the Bank under the Facility Letter.

4. Revision to Undertakings

Clause 14(n) of the Facility Letter shall be deleted in its entirety and replaced with the following:-

"(n) Adjusted Tangible Net Worth: it shall at all times maintain a minimum adjusted tangible net worth of USD2,200,000/- (Adjusted tangible net worth is defined as paid-up capital plus revenue reserves, loans owing by the Borrower to its group company and related companies, amounts due to its directors and/or shareholders, excluding intangibles, loans and/or investments by the Borrower in its group company and related companies, amounts due from its directors and/or shareholders)."

5. Revision to Business Day

Clause 25 of the Facility Letter shall be deleted in its entirety and replaced with the following:-

"25. Business Day

The term "**Business Day**" means a day (other than a Saturday or Sunday or a public holiday) on which banks are open for general business in Singapore and in any relevant financial centre for the currency and transaction involved (including but not limited to New York (in relation to any date for payment or purchase of USD) and London (in relation to any date for payment or purchase in GBP))."

6. General

6.1 Save as revised or supplemented herein, all other provisions of the Facility Letter shall continue to apply and to remain in full force and effect.

6.2 This Supplemental Facility Letter is supplemental to the Facility Letter, and the Facility Letter and this Supplemental Facility Letter shall be read and construed as one document. Without prejudice to the generality of the foregoing, where the context so allows, references to the Facility Letter shall be read and construed as references to the Facility Letter as amended and supplemented by this Supplemental Facility Letter.

Please arrange for the enclosed duplicate copy of this Supplemental Facility Letter to be signed and returned together with the form of confirmation duly signed by the Guarantor, approving the acceptance of the revised terms and conditions of this Supplemental Facility Letter, within 21 days from the date of this Supplemental Facility Letter.

Yours faithfully

Pearl Lim
Vice President
Commercial Banking

Keith Chew
Senior Vice President and Team Head
Commercial Banking

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch

ACCEPTANCE AND CONFIRMATION

We, **Environmental Solutions (Asia) Pte Ltd**, confirm our acceptance of the offer and all the revised terms and conditions contained in the attached supplemental facility letter dated 14 February 2022.

For and on behalf of
Environmental Solutions (Asia) Pte Ltd

Name(s) : Quek Leng Chuay

Designation : Director.

Date : 15/2/22

To: The Manager
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch (the "**Bank**")

GUARANTOR'S CONFIRMATION

I, **Quek Leng Chuang**, confirm that:-

(a) I consent to the terms and conditions as set out in the Bank's facility letter dated 5 May 2020 (as the same may be revised, amended and/or supplemented from time to time) and the supplemental facility letter dated 14 February 2022 to **Environmental Solutions (Asia) Pte Ltd**; and

(b) I am and will be bound by the terms of the guarantee executed or to be executed by me in favour of the Bank, and that my obligations under the said guarantee are and will remain in full force and effect.

Name : **Quek Leng Chuang**

Identification No. : S1744488C

Date 15 | 2 / 22